Exhibit 10.4

RETAIL PROPERTIES OF AMERICA, INC.
AMENDMENT TO RETENTION AGREEMENT

This Amendment to Retention Agreement (the “Amendment”) is made and entered into by and between Shane C. Garrison (“Executive”) and Retail Properties of America, Inc., a Maryland corporation (the “Company”), effective as of February 19, 2015.
RECITALS
A.On February 19, 2013, Executive and Company entered into that certain Retention Agreement (the “Retention Agreement”) by and between Executive and Company providing inter alia for certain payments to Executive in the event of the termination of Executive’s employment.
B.The structure of the Company’s bonus program has changed since the date of the execution of the Retention Agreement, and the Company and Executive desire to amend the Retention Agreement to reflect the changes in such structure.
NOW THEREFORE, the parties hereto agree as follows:
1.Amendment of Retention Agreement. Section 3(a) of the Retention Agreement is hereby deleted in its entirety and replaced with the following:
(a)    Cash Severance (Non-Change in Control). Executive shall receive on the sixtieth (60th) day following the Termination Date a lump sum cash amount (less applicable withholdings) equal to the sum of (i) twelve (12) months of Executive’s base salary at the rate then in effect (without giving effect to any reduction in the base salary rate amounting to Good Reason), (ii) an amount equal to 100% of the dollar amount of the Executive’s annual bonus (including 100% of the target cash and equity components), calculated based on the annual bonus for the year in which Executive’s employment was terminated (or the prior year if a target annual bonus (both cash and equity) award amount hadn’t yet been established for such year) that would be paid (or granted) to Executive if Executive’s employment had not terminated and if all performance-based milestones were achieved at 100% of the target level by both the Company and Executive (the “Target Bonus”), and (iii) all annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the termination date but otherwise remaining unpaid as of the Termination Date.
2.Conflicts. In the event of a conflict between the terms of this Amendment and the terms of the Retention Agreement, the terms of this Amendment shall supersede and control. In all other respects, the Retention Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
Retail Properties of America, Inc.

By:	/s/ Steven P. Grimes	Date:	2/19/15
President and Chief Executive Officer

Executive
	/s/ Shane C. Garrison	Date:	2/19/15
Shane C. Garrison